Exhibit 10.17

        The following table shows the base salary, annual bonus and all other compensation paid to the named executives. The table also shows the compensation expense the Company recognized in 2006 and 2007 for financial reporting purposes for the stock and option awards made to the named executives and for the retirement benefit each officer earned during those years.

Name and Principal Position(s)	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Change in Pension value and Nonqualified Deferred Compensation Earnings(2)		All Other Compensation ($)(3)		Total ($)
David A. Roberts Chairman, President and Chief Executive Officer(4)	2007		$474,230		$1,800,000		$1,258,688		$886,000		$2,362,903		$258,736		$7,040,557
Richmond D. McKinnish Former President and Chief Executive Officer(4)	2007 2006	$ $	475,000 900,000	$ $	0 1,800,000	$ $	3,528 424,339	$ $	1,279,733 1,090,268	$ $	601,974 1,033,674	$ $	25,600 30,800	$ $	2,385,835 5,279,081
Carol P. Lowe Vice President and Chief Financial Officer	2007 2006	$ $	350,000 300,000	$ $	325,000 325,000	$ $	69,933 73,563	$ $	157,587 163,561	$ $	17,826 10,660	$ $	26,369 13,640	$ $	946,715 886,424
John W. Altmeyer Group President, Construction Materials	2007 2006	$ $	550,000 475,000	$ $	725,000 725,000	$ $	72,707 150,366	$ $	299,587 306,833	$ $	61,904 53,001	$ $	15,695 18,060	$ $	1,724,893 1,728,260
Michael D. Popielec Group President, Diversified Components	2007 2006	$ $	495,000 465,000	$ $	350,000 350,000	$ $	154,305 234,345	$ $	663,570 659,742	$ $	14,601 3,525	$ $	25,186 221,314	$ $	1,702,662 1,933,926
Barry Littrell Group President, Industrial Components(5)	2007 2006	$ $	455,000 425,000	$ $	350,000 350,000	$ $	72,707 159,696	$ $	193,780 185,106	$ $	34,301 21,751	$ $	34,222 18,580	$ $	1,140,010 1,160,133

(1)
The value of the stock and option awards shown in the table is equal to the expense reported for financial reporting purposes in 2007 (before reflected forfeitures). Note 12 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements.

(2)
Represents the aggregate change in the actuarial present value of the named executive's accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation and the Carlisle Corporation Supplemental Pension Plan.

(3)
The amounts presented in the "All Other Compensation" column for 2007 consist of the following:

	Mr. Roberts	Mr. McKinnish	Mrs. Lowe	Mr. Altmeyer	Mr. Popielec	Mr. Littrell
Matching Contributions to the Company's Employee Incentive Savings Plan	$1,500	$9,000	$9,000	$9,000	$9,000	$9,000
Reimbursement of Relocation Expenses	$212,511	$0	$0	$0	$0	$0
Reimbursement of Tax Return Preparation Fees	$0	$0	$8,569	$0	$0	$8,474
Club membership dues	$0	$0	$5,440	$3,335	$8,366	$13,388
Personal Use of Company Aircraft*	$15,725	$0	$0	$0	$0	$0
Dividends on restricted shares	$29,000	$16,600	$3,360	$3,360	$7,820	$3,360
Total	$258,736	$25,600	$26,369	$15,695	$25,186	$34,222

  *
  The reported personal use of the aircraft relates to relocation travel and attendance at a board meeting on which Mr. Roberts serves as a director. The $15,725 represents the incremental cost to the Company for such personal travel based on the cost of fuel, trip related maintenance, crew travel expenses, on-board catering, landing fees and similar variable costs. Since the Company-owned aircraft is used almost exclusively for business travel, fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of the aircraft and the cost of the maintenance not related to the personal use, are not included.

(4)
The Company appointed Mr. Roberts Chairman, President and Chief Executive Officer on June 25, 2007. Mr. Roberts commenced employment with the Company on June 21, 2007. Mr. McKinnish ceased to be an executive officer on June 25, 2007, when he retired as President and Chief Executive Officer of the Company. Mr. McKinnish later retired as a member of the Board of Directors on September 28, 2007.

(5)
Mr. Littrell separated from employment with the Company effective February 29, 2008.

        In addition, at its February 4, 2008 meeting, the Compensation Committee approved the following annual salaries for 2008 for the named executive officers (excluding Messrs. McKinnish and Littrell): (i) David A. Roberts—$950,000, (ii) Carol P. Lowe—$455,000, (iii) John W. Altmeyer—$580,000, and (iv) Michael D. Popielec—$520,000. The Compensation Committee also awarded the named executive officers (excluding McKinnish and Littrell) options to acquire shares of the Company's common stock (the "Shares") and restricted Shares as follows: (i) David A. Roberts—142,500 options and 47,500 restricted Shares, (ii) Carol P. Lowe—40,000 options and 6,675 restricted Shares, (iii) John W. Altmeyer—108,500 options and 26,450 restricted Shares, and (iv) Michael D. Popielec—52,000 options and 8,650 restricted Shares. The options were awarded at an option price of $33.25, which was equal to the closing market price of the Shares on the date of grant. All options expire ten (10) years following the date of grant. Each restricted Share was valued at $33.25, which was equal to the closing market price of the Shares on the date of grant. The restricted Shares vest on December 31, 2010 except for 16,700 of the restricted Shares granted to Mr. Altmeyer which vest annually in equal 3,340 share installments beginning December 31, 2008. During the period the Shares remain restricted, Mrs. Lowe and Messrs. Roberts, Altmeyer and Popielec will receive any dividend declared on such Shares.

        The table beginning on the following page provides the actuarial present value of each named executive's accumulated benefit under the Company's Retirement and Supplemental Pension Plans.

        The Retirement Plan provides benefits under a cash benefit accrual formula that was added to the plan in 1997. Under the formula, participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants' cash balance accounts. The allocation percentage ranges from 2% to 7% of total base salary and annual bonus (including amounts deferred under the Savings Plan and 125 of the Code) depending on each participant's years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year. The interest rate for the plan year ending December 31, 2007 was 5.94%. The Retirement Plan was frozen to new participants effective December 31, 2004. No employees hired on or after January 1, 2005 are eligible to participate in the Plan.

        The Company amended the Retirement Plan to add the cash balance benefit formula effective as of January 1, 1997. The Company included a benefit transition provision in the amendment under which participants who had attained age 45 at the of the amendment could continue to accrue retirement benefits under the Retirement Plan's pre-amendment final average pay benefit formula for up to ten years. Mr. McKinnish was the only named executive who was eligible to benefit under the transition provision, and he did not accrue any further benefit under the transition provision after December 31, 2006.

        The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the compensation limitation imposed by the Code or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.

        Benefits under the Retirement Plan are payable as a monthly annuity or in a lump sum payment. Vested benefits under the Supplement Pension Plan are payable only in the form of a monthly annuity. The benefits under the Retirement Plan become vested after the executive completes 5 years of vesting service, or if earlier, the date the executive terminates employment due to death or disability. The benefits under the Supplemental Plan become vested after the executive completes ten years of vesting service and retires at or after age 55, or if earlier, the date the executive terminates employment due to death or disability.

        The Company's employment letter with Mr. Roberts provides that Mr. Roberts will receive a monthly benefit under the Supplemental Pension Plan of $25,703, expressed as a life annuity commencing on January 1, 2013. The benefit vests at the rate of 20% per year commencing June 21, 2008, or if earlier, the date the Company terminates Mr. Roberts' employment other than for gross or willful misconduct or Mr. Roberts terminates employment due to death, disability or retirement or for good reason, as defined in his employment agreement with the Company. The benefit will be actuarially adjusted if it is paid in any form other than a life annuity or the benefit commencement date is before or after January 1, 2013. A copy of the Company's employment letter with Mr. Roberts is on file as an Exhibit to the Company's current report on Form 8-K for June 12, 2007 and is incorporated herein by reference.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Roberts	Retirement Plan for Employees of Carlisle Corporation	0.58	$0	$0
	Carlisle Corporation Supplemental Pension Plan	0.58	$2,362,903	$0
Mr. McKinnish	Retirement Plan for Employees of Carlisle Corporation	31.92	$652,648	$27,188
	Carlisle Corporation Supplemental Pension Plan	31.92	$4,720,566	$0
Mrs. Lowe	Retirement Plan for Employees of Carlisle Corporation	5.00	$23,969	$0
	Carlisle Corporation Supplemental Pension Plan	5.00	$21,677	$0
Mr. Altmeyer	Retirement Plan for Employees of Carlisle Corporation	17.58	$115,250	$0
	Carlisle Corporation Supplemental Pension Plan	17.58	$182,373	$0
Mr. Popielec	Retirement Plan for Employees of Carlisle Corporation	1.33	$0	$0
	Carlisle Corporation Supplemental Pension Plan	1.33	$18,126	$0
Mr. Littrell	Retirement Plan for Employees of Carlisle Corporation	10.83	$71,685	$0
	Carlisle Corporation Supplemental Pension Plan	10.83	$85,926	$0

(1)
The amounts presented in this column represent the number of actual years the named executive has been a participant in each plan. None of the named executives have been given credit under the plans for years of service in addition to their actual years of service presented in the table. Messrs. Roberts and Popielec commenced employment after December 31, 2004 and are not eligible to participate in the Retirement Plan for Employees of Carlisle Corporation.

(2)
Note 14 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Retirement Plan and Supplemental Pension Plan.

        Each named executive officer (excluding Messrs. McKinnish and Littrell) is party to an executive severance agreement providing for benefits in the event of a "change of control" (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in a majority of the Board of Directors). In the event of any termination of an executive's employment (including due to the executive's resignation) within three (3) years of a change of control (other than due to the executive's death or disability or after the executive attains age 65), each executive severance agreement provides that the executive will be entitled to receive three years' compensation, including bonus, retirement benefits equal to the benefits the executive would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings, and other fringe benefits for three years, and relocation assistance. The three year benefit period is reduced if the executive terminates within three years of the date the executive would attain age 65. At the end of the three year benefit period, Mr. Roberts would be entitled to retiree medical and dental coverage for the life of Mr. Roberts and his wife. In addition, the agreements provide that the executive will become fully vested in all outstanding stock option and restricted Share awards.

        The executive severance agreement with Mr. Roberts requires the Company to provide all the benefits required under the agreement without regard to whether any of the payments or benefits would be considered excess "parachute payments" under Section 280G of the Internal Revenue Code.* If any payments to Mr. Roberts under his change in control agreement were considered excess "parachute payments," the Company would not be required to provide any tax gross up to Mr. Roberts for the excise taxes he would be required to pay with respect to the payments.

*
Section 280G of the Internal Revenue Code defines "parachute payments" as payments which (i) are compensatory in nature, (ii) are made to or for the benefit of a shareholder, officer or highly compensated individual, and (iii) are contingent on a change in ownership or effective control (or change in ownership of a substantial portion of assets) of a corporation. If the parachute payments have an aggregate present value of at least 3 times the average annual compensation earned by the recipient of the payment over the 5 years preceding the date of the change in control, the amount of the payments in excess of 1 times such average annual compensation are not deductible by the payor for federal income tax purposes and are subject to a 20% excise tax (payable by the recipient) in addition to regular income taxes.

        The executive severance agreements with the other named executives provide that if any benefits to be provided under the agreements would cause any payments or benefits to be considered "parachute payments" that would be nondeductible by the Company under Section 280G of the Internal Revenue Code, the payments or benefits will be reduced to the maximum permissible deductible amount under Code Section 280G.

        A copy of the Company's form executive severance agreement is on file as an Exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1990 and is incorporated herein by reference and a copy of the Company's executive severance agreement with Mr. Roberts is on file as an Exhibit to the Company's quarterly report on Form 10-Q for the period ended June 30, 2007 and is incorporated herein by reference.

        The following table shows the amounts that would have been payable to the named executives under the change in control agreements if a change of control of the Company had occurred on December 31, 2007 and the named executives' employment with the Company was terminated without cause immediately thereafter.

	Severance Benefit
	Gross Severance Benefit Payable under the Severance Benefit Agreement	Reduction in Value of Severance Benefit to Comply with Code Section 280G Limitation(1)	Estimated Value of Continued Participation in Health and other Welfare Benefit Plans(2)	Stock Options(3)	Restricted Stock(4)	Present Value of Supplemental Pension Plan Benefit		Total
Mr. Roberts	$6,822,690	$(0)	$224,205	$0	$3,703,000	$2,362,903	(5)	$13,112,798
Mrs. Lowe	$2,025,000	$(1,176,036)	$30,000	$17,334	$222,180	$0		$1,118,478
Mr. Altmeyer	$3,825,000	$(84,815)	$30,000	$34,668	$222,180	$0		$4,027,033
Mr. Popielec	$2,535,000	$(733,349)	$30,000	$6,932	$407,330	$0		$2,245,913
Mr. Littrell	$2,415,000	$(75,986)	$30,000	$20,800	$222,180	$0		$2,611,994

(1)
The agreements with the named executives other than Mr. Roberts prohibit the payment of any benefits that would exceed the limit on parachute payments under Section 280G of the Internal Revenue Code. The agreements further provide that the severance benefit otherwise payable under the agreements will be reduced to the extent necessary to comply with the Code Section 280G limitation. Therefore, none of the benefits under the agreements with the named executives other than Mr. Roberts will be subject to the excise tax on excess parachute payments.

(2)
Under his employment letter agreement with the Company, Mr. Roberts is entitled to retiree medical and dental coverage for the life of Mr. Roberts and his wife if his employment is terminated without cause. The amount presented for Mr. Roberts is the estimated value of the retiree medical benefits. The amount presented for the other named executives is the estimated value of three years of continued participation in the Company's group health and other welfare benefit plans.

(3)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested in-the-money stock options that would become vested upon a change of control of the Company.

(4)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested shares of restricted stock that would become vested upon a change of control of the Company.

(5)
Present value of the Supplemental Pension Plan benefit that would become vested upon termination after a change of control of the Company. Note 14 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.

        The employment letter with Mr. Roberts also provides for severance benefits. If the Company had terminated Mr. Roberts' employment for any reason other than gross and willful misconduct or Mr. Roberts had resigned for good reason, in either case as of December 31, 2007, Mr. Roberts would have received the following severance benefits in accordance with his employment letter:

Severance Benefit	Stock Options(1)	Restricted Stock(2)	Present Value of Supplemental Pension Plan Benefit(3)	Estimated Value of Retiree Medical Benefits	Total
$4,548,460	$0	$3,703,000	$2,362,903	$224,205	$10,838,568

(1)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested in-the-money stock options that would become vested upon termination.

(2)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested shares of restricted stock that would become vested upon termination.

(3)
Present value of the Supplemental Pension Plan benefit that would become vested upon termination. Note 14 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.